Exhibit 10.12

MASTER SERVICE AGREEMENT

4201 Southwest Freeway • Houston • TX 77027

Account No	Date	☒ New Customer ☐ New Service Addendum
Customer Name (herein “Customer”) Q2 Software, Inc.
Address 9430 Research Blvd., Suite 400
City, State, Zip Code Austin, TX. 78759		State of Incorporation Delaware

This Agreement is made as of the date of the last execution below (the “Effective Date”). Cyrus Networks, LLC, dba CyrusOne, a Delaware corporation with its principal place of business at 4201 Southwest Freeway, Houston, Texas 77027 hereby provides this Master Service Agreement ( the “Master Service Agreement” or this “Agreement”)for the services as ordered pursuant to the Customer Order Form. These terms for delivery of services shall apply and will be considered a part of any “Customer Order Form” for all Services delivered by CyrusOne. These terms including any attachments, schedules, supplements, agendas or exhibits incorporated herein and are applicable to sales of Services located in, originating or terminating in the United States. All Services ordered hereunder are subject to credit approval and availability.

Section 1 – BILLING INFORMATION

Primary Billing Address 9430 Research Blvd., Suite 400	City, State, Zip Code Austin, TX. 78759
Secondary Billing Address 9430 Research Blvd., Suite 400	City, State, Zip Code Austin, TX. 78759
Primary Billing Contact Name & Title Keely Herod, Accountant	Secondary Billing Contact Name & Title Amy Gorham, Accounting Manager
Phone and Email 512-685-2093 kherod@q2ebanking.com	Phone and Email 512-685-2052, agorham@q2ebanking.com

Section 2 – AUTHORIZATION

In accepting this offer, Customer is not relying on any representations or promises, whether written or oral, other than those contained in this Agreement. Any changes to this Agreement must be in writing and are subject to subsequent approval by an authorized representative of CyrusOne. Customer understands the information contained in this Master Service Agreement is confidential and subject to the requirements of law, agrees not to disclose the information to any third party. This Agreement is effective on last the date of execution by the authorized signatures of both parties. CyrusOne and Customer are hereinafter referred to collectively as the “Parties” or individually as a “Party”.

Customer Name		Cyrus Networks, LLC dba CyrusOne

Signature	/s/ Adam Anderson	Signature	/s/ Blake McLane
Print Name	Adam Anderson	Print Name	Blake McLane
Title	Chief Technical Officer	Title	Sr. Vice President
Date	1/7/2010	Date	1-11-2010

Customer Initials

MASTER SERVICE AGREEMENT

Confidential & Proprietary

Terms and Conditions

SECTION 1. DEFINITIONS

1.1                               Colocation Space: The location(s) within CyrusOne Facilities where Customer is permitted to colocate Customer Equipment pursuant to a Customer Order Form accepted by CyrusOne.

1.2                               Connection Notice: Written notice from CyrusOne that the Service ordered has been Installed by CyrusOne pursuant to the Customer Order Form, and has been tested and is functioning properly.

1.3                               Customer Equipment: Any equipment provided by the Customer which is located in the CyrusOne facilities which is being used for communications, Internet access, client server applications and general business computing.

1.4                               Customer Order Form: The approved Customer Order Form then in use by CyrusOne which contains customer’s request for Service and which is submitted with all required information, authorization and credit requirements and which has been executed by both Parties.

1.5                               Customer Premise: The location or locations occupied by Customer or its end users to which Service is delivered or for which Service is provided.

1.6                               Facilities: Property including personal property owned, leased or operated by CyrusOne, including buildings owned, leased or operated by CyrusOne and used to deliver Service and/or for the purpose of locating and colocating communications equipment.

1.7                               Service: Any Service offered by CyrusOne pursuant to a Customer Order Form, including but not limited to supplying Colocation Space, hosting, monitoring, outsourcing, equipment leasing or data communications and related products or services. For the purposes hereof, the services shall include those services identified in the Customer Order Form(s).

1.8                               Service Level Agreement (SLA): setting forth-additional terms and conditions or warranties, if any, pursuant to which the Facilities or any Services are provided.

1.9                               Service Commencement Date: The Service Commencement Date is the date that any Service is fully operational and Connection Notice has been delivered as stated on the applicable Customer Order Form. Where multiple Services are ordered pursuant to a Customer Order Form ,the calculation of the Service Term for which Customer shall be obligated to pay for the Services, shall begin on the last Service Commencement Date applicable to the Services.

1.10                        Service Term: The duration of time (measured starting on the Service Commencement Date) for which the Services are ordered and accepted by CyrusOne, as specified in the Customer Order Form. The Terms and Conditions of this Agreement shall continue to apply to any order for Services that have an extended term beyond the initial service order. The term set forth in each Customer Order Form shall automatically renew and remain in effect for the original contract duration unless either party gives sixty (60) day’s written notice to the other, sent via email, of its intent to cancel this Agreement or the Service Description Attachment.

1.11                        Service Description Attachment: The individual Service Description and pricing for Services contracted by Customer.

1.12                        Unavailable Service Periods: shall mean a total Interruption in Service unless such interruption of Service is caused by scheduled maintenance, Customer, Customer’s suppliers, Customer’s contractors, Customer’s telecommunications providers, Customer’s end users, or if Customer fails to utilize CyrusOne’s redundancy features.

SECTION 2. DELIVERY OF SERVICE

2.1                               Submission of Customer Order Forms. To order any Service, Customer shall submit a Customer Order Form requesting Service. The Customer Order Form and its backup detail must include a description of the Service requested, the non-recurring charges (NRC) and monthly recurring charges (MRC) for Service and any proposed Service Term .

2.2                               Acceptance by CyrusOne. Following execution of a Customer Order Form, CyrusOne will deliver a tentative installation date for the requested Service. CyrusOne will become obligated to deliver ordered Service only if CyrusOne has delivered a tentative installation date respecting the Service, Customer is in compliance with the terms for delivery of Service, and Customer has provided all required information and payments.

2.3                               Credit Approval and Deposits. Customer will provide CyrusOne with credit information as requested, and delivery of Service is subject to credit approval. CyrusOne may require Customer to make a deposit as a condition to CyrusOne’s acceptance of any Customer Order Form, or as a condition to CyrusOne’s continuation of Service. When Service is terminated, the amount of the deposit will be credited to Customer’s account and any remaining credit balance without Interest will be refunded within thirty (30) days.

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2.4                               CyrusOne Premises. Except as otherwise agreed, title to all Facilities shall remain with CyrusOne. CyrusOne will provide and maintain the Facilities in good working order subject to the terms of this Agreement. Customer shall not, and shall not permit others to, rearrange, disconnect, remove, and attempt to repair, or otherwise tamper with any Facilities or the Service, without the prior written consent of CyrusOne. Customer shall not take any action that causes the imposition of any lien or encumbrance on the Facilities. In no event will CyrusOne be liable to Customer or any other person for interruption of Service or for any other loss, cost or damage caused or related to improper use or maintenance of the Facilities by Customer or third parties provided access to the Facilities by Customer in violation of these terms, and Customer shall reimburse and indemnify CyrusOne for any damages incurred or claims as a direct result thereof.

2.5                               Customer-Provided Equipment. CyrusOne may install with prior mutual agreement certain Customer equipment. Upon installation of Service, however CyrusOne will not be responsible for the operation or maintenance of any Customer-provided equipment unless the Service has been specifically contracted for in accordance with the Customer Order Form and subject to the limitations contained herein. CyrusOne acknowledges and agrees Customer retains all right, title and interest in and to any Customer-Provided Equipment, and CyrusOne shall not place any liens or encumbrances on the Customer-Provided Equipment, provided that Customer is not in default of Section 3 or Section 4 of this Agreement.

SECTION 3. BILLING AND PAYMENT

Commencement of Billing. Upon installation and testing of the Service ordered in any Customer Order Form, CyrusOne will deliver to Customer a Connection Notice and billing shall commence. Customer will have five (5) days to provide written notification to CyrusOne that applicable Service items are not installed and functioning in accordance with the Customer Order Form. Following CyrusOne’s acknowledgment of such notification, CyrusOne will work with Customer to resolve the outstanding issues with specific items on the Customer Order Form and provide a second Connection Notice for those items and billing shall commence.

a)             Billing shall commence on the applicable Service Commencement Date regardless of whether Customer has procured services from third-party vendors (i.e., equipment suppliers, software developers, telecommunication carriers, etc.) required to operate the Service, and regardless of whether Customer is otherwise prepared to accept delivery of ordered Service.

b)             In the event that Customer is delayed in installing the Service more than sixty (60) days after the date of execution of the Customer Order Form for reasons other than failure of CyrusOne to meet its obligations under this Agreement for Force Majeure, Billing will commence on the first full month immediately following the end of the 60 day period.

3.1                               Pre-Payment. Prior to installation Customer will be required to pay the sum of the total Non-Recurring Charges (NRC) and one full month of Monthly Recurring Charges (MRC). This amount will be based upon the Customer Order Form.

a)             First Invoice. The first invoice will be sent to the Customer prior to the fifth (5th) day of the first month following the Service Commencement date. This invoice will be from the first date of the first of the month of Service Commencement and the following month’s Monthly Recurring Charges (MRC). The Pre-Payment will also be applied at this time.

3.2                               Invoicing. CyrusOne bills for one full month of Monthly Recurring Charges (MRC) in advance. Each MRC covers Service delivered from the first of the month through end of the month and is payable no later than one (1) month in advance of delivered Service. CyrusOne will bill usage based Services in arrears or as otherwise provided by the Service Description Attachment. Billing for partial months of Service are prorated based on a calendar month unless otherwise agreed.

a)             Payment of Invoices. All invoices are due upon receipt and become past due thirty (30) days from the invoice date. Past due amounts bear interest at a rate of 1.5% per month (prorated on a daily basis) or the highest rate allowed by law, whichever is less.

b)             Changes in Customer Information. Customer is responsible for communicating in writing any and all changes to billing information including, but not limited to, billing address, pay key, purchase order number or attention to information.

3.3                               Taxes and Fees. Except for taxes based on CyrusOne’s net income and ad valorem, personal and real property taxes imposed on CyrusOne’s and not Customer’s owned or leased property, Customer is responsible for payment of all property, sales, use, gross receipts, excise, access, bypass, franchise or other local, state and federal taxes, however designated, imposed on or based upon the provision of the Service.

3.4                               Regulatory and Legal Changes. Customer shall comply with all federal, state and local statutes and regulations regarding or related to Customer and/or CyrusOne’s conduct of activities in connection with the provision of Services hereunder. In the event of any change in applicable law, regulation, decision, rule, or order that materially increases the costs or other terms of delivery of Service, CyrusOne and Customer will negotiate regarding the rates to be charged to Customer to reflect such increase in cost, and in the event that the parties are unable to reach agreement respecting new rates within 30 days after CyrusOne’s delivery of written notice requesting renegotiation, then a) CyrusOne may pass any such increased costs through to Customer, and b) Customer may terminate the affected Customer Order Form without termination liability by delivering written notice of termination no later than sixty(60) days after the effective date of the rate increase.

3.5                               Disputed Invoices. If Customer reasonably disputes any portion of a CyrusOne invoice, Customer must pay the undisputed portion of the invoice in accordance with the terms and conditions of this Agreement or the Customer Order Form and submit a written claim to CyrusOne for the disputed amount. All claims must be submitted to CyrusOne within sixty (60) days from

Customer Initials

the invoice date for those Services. Customer waives the right to dispute any charges not disputed within the time frame set forth above. In the event that the dispute is resolved against Customer in accordance with the procedures hereunder, Customer shall pay such amounts plus interest at the rate referenced above.

3.6                               Termination Charges. In the event that, prior to the end of the Service Term, Customer terminates Service other than pursuant to Sections 3.4 or 4.3 or in the event that the delivery of Service is terminated due to a failure of Customer to dispute any portion of a CyrusOne invoice within the time frame set forth above, Customer shall pay termination charges. Such termination charges shall be computed in accordance with this Agreement and the Customer Order Form Termination charges shall equal 100% of the MRC that would have been incurred for all of the Services for the remainder of the contract term.

3.7                               Fraudulent Use of Services. Customer is responsible for all charges attributable to Customer incurred respecting Service, even if incurred as the result of fraudulent or unauthorized use of Service; unless the charge was related to CyrusOne’s negligence or willful misconduct.

3.8                               Service Term. Except as otherwise set forth herein on the Customer Order Form or other written agreement, CyrusOne shall deliver the Service for the entire duration of the Service Term, and Customer shall pay all charges for delivery thereof through the end of the Service Term plus any Termination Charges as defined herein.

3.9                               Changes in Power Costs. Customer acknowledges that CyrusOne receives its power feed from a third party power utility company, with rates that are subject to change without notice. CyrusOne reserves the right to pass on any such increases in power costs to the Customer which if incurred, shall be set forth in a written notice to Customer, prior to or in connection with an invoice for the Services.

SECTION 4. DISCONTINUANCE OF SERVICE

4.1            Discontinuance of Service by CyrusOne will occur without liability to CyrusOne when one or more of the following conditions have been met:

a)             Non-payment of invoice amounts, not including disputed items (see above reference), exceeding sixty (60) days past Invoice date. A service interruption notice will be sent to the Customer via email when an invoice becomes forty-five (45) days past invoice date;

b)             If Customer violates any law, rule, regulation or policy of any governmental authority related to Services or; If Customer makes a material misrepresentation to CyrusOne in connection with the ordering or delivery of Service if Customer engages in any fraudulent use of Service; or if a court or other governmental authority prohibits CyrusOne from furnishing Service under this Agreement or Customer Order Form;

c)              If Customer fails to cure its breach (other than a payment breach, which is addressed in a) above) of any of these terms or conditions in this Agreement, in any Customer Order Form or Acceptable Use Policy within ten (10) days after written notice thereof provided by CyrusOne;

d)             If Customer files bankruptcy or fails to discharge an involuntary petition within sixty (60) days.

4.2                               Effect of Discontinuance. Upon CyrusOne’s discontinuance of Service to Customer, CyrusOne may, in addition to all other remedies that may be available to CyrusOne at law or in equity, assess and collect from Customer all applicable termination charges due hereunder or under the Customer Order Form.

4.3                               Discontinuance of Service by Customer. Customer may terminate and discontinue affected Service prior to the end of the Service Term without penalty by notifying CyrusOne within five (5) days following the end of a calendar month in the event any of the following occurs:

a)             Customer experiences more than three (3) Unavailable Service Periods during the calendar month; or Customer experiences more than eight (8) consecutive hours of Unavailable Service due to any single event, twice during any calendar month. Such termination will be effective thirty (30) days after receipt of such notice by CyrusOne.

b)             For the purposes of the foregoing, the duration of any interruption will commence when Customer reports an outage to CyrusOne and will end when the Service is restored.

SECTION 5. LIABILITIES

5.1                               Service Interruptions and Delivery. CyrusOne provides specific remedies regarding installation of Services and availability of Services as set forth in the service level agreement (SLA). In the event of a failure to deliver the Services in accordance with any Service Level Agreement, Customer’s remedies are contained in the SLA and Section 4.3 above. Any and all damages shall be limited to Service Level Credits as set forth in the applicable SLA.

5.2                               No Special Consequential, Punitive or Other Damages. Notwithstanding any other provision hereof, neither party shall be liable for any indirect, incidental, special, consequential, exemplary or punitive damages (including but not limited to damages for lost profits, lost revenues or the cost of purchasing replacement services) arising out of the performance or failure to perform under this Agreement, any Customer Order Form or SLA.

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5.3                               NO WARRANTY.    CYRUSONE PROVIDES THE COLOCATION SPACE AND THE SERVICES AS IS.   EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE SLA, IN CONNECTION WITH THE SERVICES, CYRUSONE (A) MAKES NO WARRANTIES WHETHER EXPRESS OR IMPLIED, AND (B) DISCLAIMS ANY WARRANTY OF TITLE, MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. IN THE EVENT THAT CYRUSONE PROVIDES CUSTOMER WITH PRODUCTS IN CONJUNCTION WITH THE SERVICES, FOR EXAMPLE THIRD PARTY SOFTWARE PRODUCTS OR EQUIPMENT, CYRUSONE ALSO PROVIDES SUCH PRODUCTS AS IS WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED. CYRUSONE SHALL HAVE NO LIABILITY FOR FAILURE OF ANY PRODUCT OR SERVICE IT PROVIDES. CYRUSONE DOES NOT MONITOR OR EXERCISE CONTROL OVER THE CONTENT OF THE INFORMATION RESIDING ON CUSTOMER’S EQUIPMENT OR TRANSMITTED THROUGH ITS FACILITIES. USE OF ANY INFORMATION OBTAINED VIA CYRUSONE’S SERVICES IS AT CUSTOMER’S OWN RISK. CYRUSONE SPECIFICALLY DENIES ANY RESPONSIBILITY FOR THE ACCURACY OR QUALITY OF INFORMATION OBTAINED THROUGH ITS SERVICES.

SECTION 6. CONFIDENTIAL INFORMATION, PUBLICITY AND DATA PROTECTION

6.1                               Confidentiality. The existence and terms of this Agreement shall be held confidential by each Party, as shall each Party’s confidential or proprietary information (“Confidential Information”). CyrusOne’s performance, discounts, and prices under this Agreement or other correspondence between the parties, the quality of CyrusOne Services, and any data provided by CyrusOne to Customer regarding performance of CyrusOne’s Services shall be deemed CyrusOne’s Confidential Information. Each Party hereto may sign a confidentiality agreement, which shall remain in effect for the term hereof. If there is any conflict pertaining to issues of confidentiality, such confidentiality agreement shall prevail.

6.2                               Publicity. Neither Party shall have the right to use the other Party’s or its affiliates’ trademarks, service marks or trade names or to otherwise refer to the other Party in any marketing, promotional or advertising materials or activities. Either Party may issue a publication or press release relating to the creation and/or operation of a business relationship between CyrusOne and Customer, provided that such press release or publication is approved in advance by both parties, which approval shall not be unreasonably withheld.

6.3                               Data Protection. Customer represents and warrants that it has obtained informed and express consent to the processing of Data as set forth herein from its employees, customers, and any users of the Services.

6.4                               Disclosure of Customer Information. CyrusOne reserves the right to provide any customer or potential customer bound by a nondisclosure agreement access to a list of CyrusOne’s customers and a general description of Service purchased by such customers. Customer consents to such disclosure; including the listing of Customer’s name and Service purchased by Customer (financial terms relating to the purchase shall not be disclosed).

SECTION 7. COLOCATION SPACE AND SERVICES

7.1                               Grant of License. Customer is granted the right to occupy the Colocation Space and/or Facilities Identified in a Service Description or other mutual agreement. Customer shall be permitted reasonable access to the Colocation Space and/or Facilities subject to any and all rules, regulations and access requirements imposed by CyrusOne governing such access. Customer may submit multiple Customer Order Forms requesting use of Colocation Space and/or Facilities in multiple CyrusOne Facilities, each of which shall be governed by the terms and conditions contained herein. CyrusOne retains the right to access any and all of its Colocation Space and/or Facilities for any legitimate business purpose including compliance with the terms and conditions contained herein. CyrusOne retains the right to restrict Customer’s access to the facility if there is non-payment of invoice amounts, not including disputed items (see above reference), exceeding forty five (45) days past invoice date.

7.2                               Use of Colocation Space. Customer shall be permitted to use the Colocation Space only for placement and maintenance of data processing and communications equipment. Customer hereby agrees, within six (6) months of the Service Commencement Date for Colocation Space, to use the Colocation Space for placement and maintenance of data processing or communications equipment. CyrusOne may, upon 90 days’ written notice, reclaim any portion of Colocation Space not being used within such twelve (12) month period. Customer shall surrender such recaptured Colocation Space and the monthly recurring charges shall be appropriately reduced. No refunds shall be made to Customer regarding recaptured Colocation Space.

a)             Customer shall not provide or make available to any third Party, space within the Colocation Space without CyrusOne’s prior written consent. If Customer should provide, or make available to any third party, space within the Colocation Space without obtaining the written consent of CyrusOne, Customer shall be in breach of this Agreement and CyrusOne may pursue any legal or equitable remedy.

7.3                               CyrusOne Maintenance. CyrusOne shall perform janitorial services, environmental systems maintenance, power plant maintenance and other actions as are reasonably required to maintain the Facilities and Colocation Space in a condition which is suitable for the placement of data processing and communications equipment. Customer shall maintain the Colocation Space in an orderly and safe condition, and shall return the Colocation Space to CyrusOne at the conclusion of the Service Term set forth in the Customer Order Form in the same condition (reasonable wear and tear excepted) as when such Colocation Space was delivered to Customer.   EXCEPT AS EXPRESSLY STATED HEREIN OR IN ANY CUSTOMER

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ORDER FORM, THE SPACE SHALL BE DELIVERED AND ACCEPTED “AS IS” BY CUSTOMER, AND NO REPRESENTATION HAS BEEN MADE BY CYRUSONE AS TO THE FITNESS OF THE SPACE FOR CUSTOMER’S INTENDED PURPOSE.

7.4                               Prohibited Activities. Customer shall abide by any posted or otherwise communicated rules relating to use of, access to, or security measures respecting the Facilities and Colocation Space. Customer’s use of the Colocation Space will be immediately terminated in the event Customer or any of its agents or employees are in CyrusOne’s Facilities with any firearms, illegal drugs, alcohol or are engaging in any criminal activity, eavesdropping or foreign Intelligence. Persons found engaging in such activity or in possession of the aforementioned prohibited items will be immediately escorted from the Facilities. In the event that unauthorized parties gain access to the Colocation Space through access cards, keys or other access devices provided to Customer, Customer is responsible for the cost of replacing any security devices lost or stolen after delivery thereof to Customer. CyrusOne will use commercially reasonable efforts to notify Customer of such violation described in this section 7.4 and will provide Customer with ten (10) days to cure such violation, provided that CyrusOne will not be obligated to provide a cure period if such violations will negatively impact CyrusOne’s customers or contravene any law, rule, regulation or policy of any governmental authority

7.5                               Termination of Use. CyrusOne shall have the right to terminate Customer’s use of the Colocation Space or the Services delivered therein in the event that:

a)             Customer is in default of any material term and condition herein;

b)             Customer makes any material alternations to the Colocation Space without first obtaining the written consent of CyrusOne; or

c)              Customer allows personnel or contractors to enter the Colocation Space who have not been approved by CyrusOne in advance. With respect to items (c) and (d), unless in CyrusOne’s opinion, Customer’s actions interfere or have the potential to interfere with other CyrusOne customers, CyrusOne shall provide Customer a written notice and a ten (10) day opportunity to cure before terminating Customer’s rights to the Colocation Space.

7.6                               Sublicenses. Customer may sublicense the use of Facilities and Colocation Space under the following conditions:

a)             All proposed sublicenses must be approved, in writing, by CyrusOne in CyrusOne’s sole discretion;

b)             Customer hereby guarantees that all such parties shall abide by the terms of this Agreement;

c)              Customer shall indemnify, defend and hold CyrusOne harmless from all claims brought against CyrusOne arising from any act or omission of any sublicense or its agents;

d)             Such Party shall be considered Customer’s agent and all of its acts and omissions shall be attributable to Customer for the purposes of these terms.

7.7                               Changes in Configuration. CyrusOne reserves the right to change the location or configuration of the Facilities and Colocation Space so long as any new location is in Austin, Texas, provided, however, that CyrusOne shall not arbitrarily require such changes. CyrusOne and Customer shall work in good faith to minimize any disruption in Customer’s Services that may be caused by such changes in location or configuration of the Colocation Space. Any change of location or configuration shall be at CyrusOne’s sole cost and expense.

7.8                               Insurance. Prior to occupancy and during the Service Term, Customer shall procure and maintain the following minimum insurance coverage: (a) Workers’ Compensation in compliance with all applicable statutes of appropriate jurisdiction (including Employer’s Liability with limits of $500,000 each accident); (b) Commercial General Liability with combined single limits of $1,000,000 each occurrence; and (c) “All Risk” Property insurance covering all of Customer’s personal property located in the Colocation Space. Customer’s Commercial General Liability policy shall be endorsed to show CyrusOne (and any underlying property owner), as requested by CyrusOne as an additional insured. All policies shall provide that Customer’s insurers waive all rights of subrogation against CyrusOne. Customer shall furnish CyrusOne with certificates of Insurance demonstrating that Customer has obtained the required insurance coverage prior to use of the Facilities and Colocation Space. Such certificates shall contain a statement that the insurance coverage shall not be materially changed or cancelled without at least thirty (30) days prior written notice to CyrusOne. Customer shall require any contractor entering the Colocation Space on its behalf to procure and maintain the same types, amounts and coverage extensions as required for Customer above.

7.9       Customer Responsibilities.

a)             Performance of Customer Equipment. To ensure the Customer Equipment does not pose a physical threat to CyrusOne, its facilities, employees, customer and partners, Customer shall ensure that all Customer Equipment it brings into the Facilities will perform according to published technical specifications for all such equipment and complies with all specifications, policies, procedures, and security requirements provided by CyrusOne;

b)             Lawful Use. Customer acknowledges that CyrusOne is not responsible for the manner in which the Service is used by Customer or any other person or entity Customer permits to access such Service or the equipment used to deliver such Service (a “User”). Customer further agrees that it will not, and will use commercially reasonable efforts to ensure that any User will not violate CyrusOne’s Acceptable Use Policy which may be read at http://www.cyrusone.com/aup:

c)              Security. Customer shall comply with all of CyrusOne’s access procedures and security requirements for the Premises, shall use commercially reasonable efforts to ensure that all Designated Persons named on the Access List comply with such procedures, and shall monitor its Designated Persons to ensure their compliance. To the extent deemed reasonably necessary by CyrusOne in its good faith business judgment, CyrusOne may implement additional access and

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security procedures.  Customer agrees to repair at its own cost any damage to the Facility caused by its employees, agents, or Designated Persons.

SECTION 8. GENERAL TERMS

8.1                               Service Level Agreement. The SLA for the Services as described in the Customer Order Form apply only to Customers agreeing to a Term Commitment of at least one (1) year. CyrusOne reserves the right to amend the SLA from time to time effective upon notice to Customer; provided, that in the event of any amendment resulting in a material reduction of the SLA’s service levels or credits, Customer may terminate this Agreement without penalty by providing CyrusOne written notice of termination during thesixty(60) days following notice of such amendment. The SLA and Section 4.3 above set forth Customer’s remedies for any claim relating to the Services, including any failure to meet any guarantee set forth in the SLA. CyrusOne’s records and data shall be the basis for all SLA calculations and determinations. Notwithstanding anything to the contrary, the maximum amount of credit in any calendar month under the SLA shall not exceed twenty five percent (25%) of the MRC, which, absent the credit, would have been charged for CyrusOne Service that month.

8.2                               Force Majeure. Neither Party shall be liable, nor shall any credit allowance or other remedy be extended, for any failure of performance or equipment due to causes beyond such Party’s reasonable control including but not limited to acts of God, fire, acts or omissions of suppliers, flood or other catastrophe, any law, order or regulations or request of any governmental entity, national emergency, terrorist activities, insurrections, riots, work stoppages or disruptive labor activities, global or natural disasters or like events. In the event CyrusOne is unable to deliver Service for fourteen (14) consecutive days as a result of force majeure, Customer shall not be obligated to pay CyrusOne for the affected Service for so long as CyrusOne is unable to deliver.

8.3                               Assignment and Resale. Customer may not assign its rights and obligations under a Customer Order Form without the express prior written consent of CyrusOne. CyrusOne will not unreasonably withhold its consent to a proposed assignment provided that these terms shall apply to any permitted transferees or assignees that shall in writing fully accept all the terms and conditions contained herein. Customer shall remain liable for the payment of all charges due under each Customer Order Form. Customer may resell the Service to third party “end users”, provided that Customer agrees to indemnify, defend and hold CyrusOne harmless from claims made against CyrusOne by such end users and such end users agree in writing to be bound by the terms of this Agreement.

8.4                               Notices. Notices, other than those required by Section 1.1, hereunder shall be deemed properly given when delivered. If delivered in person, or when sent via facsimile, overnight courier, electronic mail or when deposited with the U.S. Postal Service, (a) with respect to Customer, the address listed on any Customer Order Form, or (b) with respect to CyrusOne, to: 4201 Southwest Freeway, Houston, Texas 77027. Customer shall notify CyrusOne of any changes to its address listed on any Customer Order Form.

8.5                               Indemnification. Each Party shall indemnify the other from any claims by third parties and expenses (including reasonable legal fees and court costs) respecting damage to tangible property, personal Injury or death caused by such Party’s negligence or willful misconduct.

8.6                               Application of Tariffs. CyrusOne may elect or be required to file with the appropriate regulatory agency tariffs respecting the delivery of certain Service. In the event that such tariffs are filed respecting Service ordered by Customer, then (to the extent such provisions are not inconsistent with the terms of a Customer Order Form) the terms set forth in the applicable tariff shall govern CyrusOne’s delivery of, and Customer’s consumption or use of, such Service.

8.7                               No Waiver. No failure by either Party to enforce any rights hereunder shall constitute a waiver of such right(s).

8.8                               Acceptable Use Policy. Customer’s use of Service shall at all times comply with CyrusOne’s then-current Acceptable Use Policy, as amended by CyrusOne from time to time and which are available through CyrusOne’s web site at www.cyrusone.com/aup.

8.9                               Control. CyrusOne exercises no control over and accepts no responsibility for the content of the information passing through or contained within CyrusOne’s Facilities. Customers shall indemnity and hold CyrusOne harmless for any claims, losses or damages arising out of or related to Customer’s content.

8.10                        Contractors. Customer acknowledges that certain installation, technical support, and consulting services may be provided by an unaffiliated third party contractor (“Contractor”) to CyrusOne. Customer hereby authorizes CyrusOne to provide Contractor all Customer location, equipment and contact information necessary to provide such Services. All Contractors who have access to that information are required to sign a CyrusOne Confidentiality Agreement.

8.11                        By execution of this Agreement, the parties acknowledge that they have read and understood each provision, term and obligation contained in this Agreement. This Agreement, although drawn by one Party, shall be construed fairly and reasonably and not more strictly against the drafting Party than the non-drafting Party.

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8.12                        Parol Evidence, Status of Agreement and Prior Understandings. This Agreement and the attached and incorporated exhibits, if any, contain the entire Agreement of the parties and there are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, between the parties to this Agreement other than those set forth in this Agreement and duly executed in writing.

8.13                        State Law and Venue Determination. This Agreement shall be subject to and governed under the laws of the State of Texas. Any and all obligations and payments are due and performable and payable in Harris County, Texas. The parties agree that venue for purposes of any and all lawsuits, causes of action, arbitrations, or other disputes shall be in Harris County, Texas.

8.14                        Corporate Authority. If any Party to this Agreement is a legal entity, including, but not limited to, an association, corporation, joint venture, limited partnership, partnership, or trust, that Party represents to the other that this Agreement and the transactions contemplated in this Agreement and the execution and delivery hereof have been duly authorized by all necessary corporate, partnership, or trust proceedings and actions including, but not limited to, actions on the part of the directors, officers and agents of the entity.

8.15                        Dispute or Contest: Arbitration. In the unlikely event that a dispute occurs applicable to the operation, construction, interpretation, or enforcement of this Agreement, the Parties may agree to submit the dispute to a commercial arbitrator so that the matter may be arbitrated in lieu of resolving the dispute in a court of law or equity. If the Parties agree to arbitration, then the Parties shall choose an arbitrator from the American Arbitration Association and utilize their procedures for complex commercial arbitrations.

8.16                        Independent Contractor Relationship; No Partnering Intended. It is agreed and understood that any work requested by the parties to this agreement shall be performed under the terms of the Agreement and that all parties are considered independent contractors.

8.17                        Severability. If any provision of this Agreement is for any reason held to violate any applicable law, governmental rule or regulation, or if the provision is held to be unenforceable or unconscionable, then the invalidity of that specific provision shall not be held to invalidate the remaining provisions of this Agreement. All other provisions and the entirety of this Agreement shall remain in full force and effect unless the removal of the invalid provision destroys the legitimate purposes of this Agreement, in which event this Agreement shall be canceled and terminated.

8.18                        Survival. The covenants and agreements contained in this Agreement with respect to payment of amounts due, confidentiality, liability and indemnification shall survive termination of this Agreement, regardless of the reason for termination. The rights and obligations under this Agreement shall survive any merger or sale of either Party and shall be binding upon the successors and permitted assigns of each Party.

8.19                        Conflict. In the event of any conflict between the terms of the Master Service Agreement, a Customer Order Form or a SLA, it is understood and agreed that the Customer Order Form will control.

8.20                        During the term of this Agreement, the Customer or any of its affiliates will not, directly or indirectly, for their own account or for or on behalf of any other person or entity, whether as an officer, director, employee, partner, principal, joint venture, consultant, investor, shareholder, independent contractor or otherwise, hire or employ, or attempt to hire or employ, in any fashion (whether as an employee, independent contractor or otherwise), any employee or independent contractor of CyrusOne, or solicit or induce, or attempt to solicit or induce or take away, any of CyrusOne’s employees, consultants, clients, customers, vendors, suppliers, or independent contractors to terminate their relationship with CyrusOne or the other Party.

Customer Initials